Exhibit 99

FOR IMMEDIATE RELEASE	Contact: Jerold R. Kassner
November 7, 2006	Swank, Inc.
Taunton, MA 02708
(508) 822-2527

SWANK, INC.
NEW YORK, NY

SWANK, INC. REPORTS NET INCOME FOR THE

QUARTER AND NINE MONTHS ENDED SEPTEMBER 30, 2006

NEW YORK, Novemer 7, 2006 -- John Tulin, President of SWANK, INC., (the “Company” or “Swank”) (OTC:SNKI), today reported net sales and operating results for the Company’s third quarter and nine months ended September 30, 2006:

(In thousands except shares and per share)

	Three months Ended September 30		Nine months Ended September 30
	2006	2005	2006	2005
Net sales	$ 33,172	$ 25,934	$ 81,786	$ 67,202

Income from operations before income tax and non
-recurring items	3,154	915	4,179	58

(Gain) on termination of real property lease	-	-	-	(75)

Net income	$3,095	$915	$4,095	$133

Net Income per Common Share:

Basic	$.52	$.16	$.70	$.02
Fully Diluted	$.51	$.15	$.69	$.02

Weighted Average Common Shares Outstanding:

Basic	5,943,907	5,687,072	5,819,392	5,594,017
Fully Diluted	6,020,953	6,223,120	5,960,258	5,918,109

                   The Company’s net income for the quarter ended September 30, 2006 was $3,095,000 compared to net income of $915,000 for the corresponding quarter last year. For the nine-month period, the Company’s net income was $4,095,000 compared to net income of $133,000 for the nine months ended September 30, 2005.

                  Net sales for the quarter ending September 30, 2006 increased 28% to $33,172,000 and for the nine-month period, increased 22% to $81,786,000, both as compared to the corresponding periods last year. The increase during the both the quarter and nine-month periods was principally due to higher shipments of the Company’s jewelry, personal leather goods, and belt merchandise and a reduction in accrued returns, offset partially by higher in-store markdown expenses. The increase for the nine-month period ending September 30, 2006 was also due to a more favorable adjustment associated with lower

Swank, Inc., September 30, 2006, Page 2

customer returns actually received during the Company’s spring season compared to the allowance established at the end of the preceding fiscal year.

                   Net sales of the Company’s jewelry merchandise increased 34% and 32% during the quarter and nine-month periods ending September 30, 2006, respectively, compared to the corresponding prior year periods. The increases reflect initial shipments of certain new branded merchandise including the Company’s “Donald Trump”, and “Chaps” jewelry collections during the quarter, as well the continuing strength of our jewelry business generally. Men’s fashion trends have accentuated dressier looks featuring, among other things, French-cuff shirts that have increased the demand for both the Company’s branded and private-label jewelry lines. Net sales of the Company’s personal leather goods merchandise increased 42% during the quarter and 17% for the nine-month period. The increase in both periods was driven principally by the ongoing roll-out of the Company’s new “Nautica” personal leather goods and gift collections, the continued strength of the Company’s Tommy Hilfiger collection and higher shipments of certain private-label merchandise for a major department store customer. Belt net sales increased 23% for both the quarter and nine-month periods due mainly to increases in shipments of private label merchandise associated with several new business opportunities; shipments of the Company’s new “Nautica” collection of belts; and higher shipments to certain existing customers reflecting an expansion of the Company’s market share at those accounts.

                   Included in net sales for the nine months ending September 30, 2006 and 2005, are annual second quarter adjustments to record the variance between customer returns of prior year shipments actually received in the current year and the allowance for customer returns which was established at the end of the preceding fiscal year. This adjustment increased net sales by $1,248,000 for the nine-month period ended September 30, 2006, compared to $814,000 for the comparable period in 2005. During the past few seasons, the Company has been taking steps to minimize customer returns by assisting retailers in promoting excess and discontinued merchandise following the holiday season to accelerate retail sales of these goods. The Company established its reserve for returns as of December 31, 2005 based on its estimate of merchandise to be received during the spring 2006 season which was generally shipped to retailers for the 2005 fall and holiday selling seasons.

                   Gross profit for the quarter ending September 30, 2006 increased $3,327,000 or 40% and for the nine-month period, increased $5,827,000 or 27%, both as compared to the corresponding period last year. Gross profit expressed as a percentage of net sales for the quarter was 35.0% compared to 31.9% last year and, for the nine-month period, increased to 33.9% from 32.6% compared to the same period in 2005.

                  The increase in gross profit during both the quarter and nine-months ending September 30, 2006 was primarily due to increases in net sales and reductions in certain product sourcing-related costs, primarily in-

Swank, Inc., September 30, 2006, Page 3

bound freight, offset in part by increases in inventory-control costs. Average initial margins for the Company’s belt merchandise decreased during both the quarter and nine-month period compared to last year mainly due to certain new private label programs that were shipped during those periods that generally carry a lesser markup compared to our branded merchandise. Private label programs are frequently less promotional than branded goods and are not subject to royalty or other license-related obligations. The improvement in gross profit as a percentage of net sales is mainly due to the increase in net sales since certain product-related costs included in gross profit contain a fixed component and accordingly, do not increase proportionally with sales.

                   Commenting on the results for the quarter and year to date periods, John Tulin, President, said “We are very pleased with the quarter’s results which suggest that our efforts during the past year to develop a variety of new business opportunities are bearing fruit. The increase in net sales during both the quarter and nine-month periods reflects shipments of several new merchandise collections including our “Nautica” and “Donald Trump” lines as well as numerous branded and private brand programs. We also look forward to shipping our “Chaps” line of gifts during the fourth quarter. We have worked hard to enhance our market share among the nation’s most respected retailers, and we believe that we are well positioned as we head into the important holiday shopping season.”

                   Certain of the preceding paragraphs contain forward-looking statements which are based upon current expectations and involve certain risks and uncertainties. Under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, readers should note that these statements may be impacted by, and the Company’s actual performance and results may vary as a result of, a number of factors including general economic and business conditions, continuing sales patterns, pricing, competition, consumer preferences, and other factors.

                   Swank designs and markets men’s jewelry, belts and personal leather goods. The Company distributes its products to retail outlets throughout the United States and in numerous foreign countries. These products, which are known throughout the world, are distributed under the names “Kenneth Cole”, “Tommy Hilfiger”, “Geoffrey Beene”, “Nautica”, “Claiborne”, “Guess?", “Chaps”, “Donald Trump”, “Pierre Cardin”, “Field & Stream”, “Ted Baker”, and “Swank”. Swank also distributes men’s jewelry and leather items to retailers under private labels.

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